Ken Lui
Flat A, 3/F, Block 5, Sun Tuen Mun Centre
55-65 Lung Mun Road, Tuen Mun, N.T.
Hong Kong

September 30, 2019

Common Design Limited
Workshop 3, 15/F., Block A
Goldfield Industrial Centre
1 Sui Wo Road, Shatin, NT
Hong Kong

Dear Sirs:

Re: Common Design Limited

I am hereby submitting a proposal for providing consulting services to Common Design Limited starting from Sept. 1, 2019. The services provided include the following:

- Assisting in the operations of the company;
- Liaison with suppliers and customers;
- Assisting in marketing; and
- Assisting in the design of company's products.

The monthly fee for providing the above services is HK$5,000.00, payable upon receipt of invoice. This engagement can be terminated any time by either party with one month written notice.

Trust you are in agreement with the above proposal. Feel free to contact me if there's any question.

Regards,

Ken Lui

Accepted by:

Common Design Limited

Per: ________________________